Exhibit 99.1

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 website:www.uspremiumbeef.com

FOR IMMEDIATE RELEASE

U.S. Premium Beef Converts to LLC Structure

KANSAS CITY, MO (August 20, 2004)—Shareholders of U.S. Premium Beef, Ltd. (USPB) have voted to approve the conversion of USPB from a Kansas cooperative to a Delaware Limited Liability Company (LLC) effective with the beginning of the company’s 2005 fiscal year on August 29, 2004. In light of shareholder approval of the conversion, the company will proceed with the necessary state filings to complete the restructuring.

“The LLC structure is a business platform that better positions U.S. Premium Beef to compete in a very dynamic industry,” Steve Hunt, USPB CEO, said in announcing the conversion. “Our philosophy of financially rewarding producers who market high quality grading cattle through our company will not change,” Hunt added. “Under the LLC structure our unitholders, as well as producers who lease units to deliver cattle, will have the same opportunity to market their cattle through the company’s value-based marketing system as before.”

The LLC structure creates Class A and Class B units. The Class A units will carry delivery rights and obligations like USPB shares did under the cooperative structure. Class B units are “investor” units with no delivery rights. The restructuring will allow both beef producers who want to guarantee market access to deliver cattle and other non-producer investors to own units in U.S. Premium Beef, LLC.

U.S. Premium Beef, Ltd. was organized as a Kansas cooperative in 1996. Today it is the majority owner of the nation’s fourth largest beef processor, National Beef Packing Co., LLC, (NBP) which processes approximately 10% of the U.S. fed beef supply at its plants in Liberal and Dodge City, KS. More than 1,900 producers from 36 states have joined USPB to market cattle on the company’s high quality grid. Beef products from USPB member cattle are marketed under numerous brand names including National Black Angus Beef™, Black Canyon® Angus Beef, Certified Premium Beef™, Naturewell™ Natural Beef, Certified Angus Beef®, Certified Angus Beef® Prime and Certified Hereford Beef®. People who are interested in learning more about USPB should visit the company’s homepage at www.uspremiumbeef.com.

This release contains discussion of some of our expectations regarding U.S. Premium Beef, LLC’s future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters and information regarding the restructuring can be found in the securities filings of U.S. Premium Beef, Inc. through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.

For More Information Contact:
Bill Miller
Director of Communications
Phone: 816-713-8800
Email: uspb@uspb.com